Exhibit 21.1

List of Subsidiaries of Limoneira Company	State of Incorporation/Organization

Associated Citrus Packers, Inc.	Arizona

Limoneira EA1 Land LLC	Delaware

Limoneira EA1 Management LLC	Delaware

Limoneira EA2 LLC	Delaware

Limoneira Energy Company LLC	California

Limoneira International Division, LLC	California

Limoneira Lewis Community Builders, LLC	Delaware

Limoneira Mercantile, L.L.C.	California

Windfall Investors, LLC	California

Templeton Santa Barbara, LLC	Nevada

6037 East Donna Circle Drive LLC	Arizona

6146 East Cactus Wren Road LLC	Arizona

Limoneira Chile SpA	Chile

Limoneira SA	Republic of South Africa

Fruticola Pan de Azucar S.A.	Chile

Agricola San Pablo SpA	Chile